Exhibit 21.1

Subsidiaries of Salisbury Bancorp, Inc.

Salisbury Bank and Trust Company, a Connecticut state chartered commercial bank.

Subsidiaries of Salisbury Bank and Trust Company:

SBT Mortgage Service Corporation, a Connecticut Corporation.

S.B.T. Realty, Incorporated, a New York Corporation.